Exhibit 99.1

For Immediate Release	For Further Information Contact:
Thursday, September 23, 2004	Robert E. Phaneuf
Vice President - Corporate Development
(918) 592 – 0101

VINTAGE PETROLEUM ANNOUNCES THE

SALE OF ITS OIL AND GAS INTERESTS IN CANADA

Tulsa, Oklahoma - Vintage Petroleum, Inc. (NYSE: VPI) announced today that it has signed an agreement to sell its interests in Canada to Midnight Oil and Gas Ltd. (TSX: MOG) for C$350 million (or approximately US$270 million), including estimated working capital of approximately C$27.5 million (or approximately US$21 million) as of the June 30, 2004, effective date of the transaction. In the agreement, Vintage commits to sell to Midnight Oil and Gas for cash all of the stock of its wholly-owned subsidiary which holds all of its Canadian assets. The boards of directors of both Vintage and Midnight Oil and Gas have approved the transaction with closing scheduled for November 30, 2004, subject to a financing contingency that must be satisfied by early October 2004, the approval by Midnight Oil and Gas shareholders of management’s proposed Plan of Arrangement and normal conditions precedent to closing.

Upon closing, the proceeds from this sale will be used to reduce Vintage’s outstanding debt under its revolving credit facility and for other general corporate purposes.

“We are pleased with this agreement as it represents a significant step in the execution of our 2004 plan to improve shareholder value,” said Charles C. Stephenson, Jr., CEO. “In addition, the anticipated proceeds and book gain from this transaction will result in reducing our net debt-to-book capitalization ratio below the 40 percent range, thus achieving our stated financial target, and the enhancement of our flexibility to fund future production growth,” added Mr. Stephenson.

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Forward-Looking Statements

This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts that address future production, capital spending, disposition of assets, EBITDAX, cash flow, debt levels, book value and events or developments that the company expects or believes are forward-looking statements. Although Vintage believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include oil and gas prices, exploitation and exploration successes, actions taken and to be taken by foreign governments as a result of political and economic conditions or other factors, changes in foreign exchange rates and inflation rates, continued availability of capital and financing, and general economic, market or business conditions as well as other risk factors described from time to time in the Company’s filings with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

Vintage Petroleum, Inc. is an independent energy company engaged in the acquisition, exploitation and exploration of oil and gas properties and the marketing of natural gas and crude oil. Company headquarters are in Tulsa, Oklahoma, and its common shares are traded on the New York Stock Exchange under the symbol VPI. For additional information, visit the company website at www.vintagepetroleum.com.